Pricing Sheet dated December 23, 2010 relating to
Preliminary Pricing Supplement No. 2010-MTNDD0695 dated December 13, 2010 and
Offering Summary No. 2010-MTNDD0695 dated December 13, 2010
Registration Statement Nos. 333-157386 and 333-157386-01
Filed pursuant to Rule 433

STRUCTURED INVESTMENTS
Opportunities in Commodities
Jump Securities Based on the Performance of Silver due January 26, 2012

PRICING TERMS – DECEMBER 23, 2010
Issuer:	Citigroup Funding Inc.
Guarantee:
Any payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the securities are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$5,905,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Underwriting fee and issue price” below)
Pricing date:	December 23, 2010
Original issue date:	December 29, 2010
Maturity date:	January 26, 2012
Underlying commodity:	Silver
Payment at maturity:
If the final commodity price is greater than the initial commodity price,
$1,000 + upside payment
If the final commodity price is less than or equal to the initial commodity price,
$1,000 x commodity performance factor
This amount will be less than or equal to the stated principal amount of $1,000.

Upside payment:
$220 per security (22% of the stated principal amount).  Accordingly, even if the final commodity price is significantly greater than the initial commodity price, your payment at maturity will not exceed $1,220 per security.

Commodity price:
On any relevant market business day, the afternoon fixing price per troy ounce of silver for delivery in London through a member of the London Bullion Market Association authorized to effect such delivery, stated in U.S. cents, as calculated by the London Silver Market and displayed on the Bloomberg page “SLVRLN <INDEX>.”

Initial commodity price:	2,918.00¢
Final commodity price:	The commodity price on the valuation date.
Valuation date:	January 23, 2012, subject to postponement for non-relevant market business days and certain market disruption events.
Commodity performance factor:	final commodity price / initial commodity price
CUSIP:	1730T0LK3
ISIN:	US1730T0LK33
Listing:	The securities will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.
Underwriting fee and issue price:	Price to Public(1)	Underwriting Fee(1)(2)	Proceeds to Issuer
Per Security	$1,000.00	$20.00	$980.00
Total	$5,905,000.00	$118,100.00	$5,786,900.00
(1) The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by that investor. The lowest price payable by an investor is $992.50 per security. Please see “Syndicate Information” on page 6 of the related offering summary for further details.
(2) Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed concession of $20.00 for each security they sell. See “Fees and selling concessions” on page 6 of the related offering summary. The concession may be reduced for volume purchase discounts depending on the aggregate amount of securities purchased by an investor. See “Syndicate Information” on page 6 of the related offering summary. For additional information, see “Plan of Distribution; Conflicts of Interest” in the related preliminary pricing supplement.

You should read this document together with the offering summary and related preliminary pricing supplement describing the offering and the prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Offering Summary filed on December 13, 2010:
http://www.sec.gov/Archives/edgar/data/1318281/000095010310003710/dp20328_fwp.htm
Preliminary Pricing Supplement filed on December 13, 2010:
http://www.sec.gov/Archives/edgar/data/831001/000095010310003709/dp20350_424b2-mtndd0695a.htm
Prospectus Supplement filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm
Prospectus filed on February 18, 2009:
http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a preliminary pricing supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the preliminary pricing supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the preliminary pricing supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.